Exhibit 10(a)80

                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of the 29th day of July, 1999, is entered into by and between Entergy Corporation ("Company"), a Delaware corporation, and Donald C. Hintz ("Employee"). This Agreement supersedes any prior agreements between Employee and Company, or any companies affiliated or related to Company, except as otherwise provided in this Agreement.

     WHEREAS, Company is a "System Company," which for purposes of this Agreement shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Company; and

     WHEREAS, Employee is currently employed by Entergy Services, Inc. and serves in the position of President of Company.

     NOW THEREFORE, in consideration of the service Employee provides to Company, the employment of Employee by Entergy Services, Inc. or by any other System Company, the intended benefits to the System Companies and Employee as a result thereof, and the mutual covenants and agreements herein contained, Company and Employee agree as follows:

1.Service. Company and Employee agree that the employment contemplated by this Agreement refers to employment by Entergy Services, Inc. or by any other System Company. During the term of employment under this Agreement, Employee will serve in his current position of President of Company or in any other position in which he may be required to serve by the Board of Directors of Company ("Board") and will be responsible for performing all services associated with such position and performing other reasonable services assigned by the Board. Employee agrees to devote substantially all of his full working time, attention, and energy to the services required under this Agreement. Employee shall faithfully render his best efforts with respect to his services under this Agreement and to the promotion, advancement, and conduct of the business of the System Companies.

2.Term. Subject to Section 6 (Termination) of this Agreement, the term of Employee's employment under this Agreement begins on July 29, 1999 and ends on February 1, 2004.

3.Base Salary.   Employee shall be paid a base salary of FORTY-
  FIVE THOUSAND EIGHT HUNDRED THIRTY-THREE AND NO/100 ($45,833.00) DOLLARS per calendar month, or such greater monthly base salary amount as may be approved from time to time by the System Company then employing Employee, in its sole discretion, while Employee is employed by such System Company in accordance with and during the term of this Agreement (subject to all appropriate withholdings or other deductions required by law or by the System Company's established policies), such salary to be payable in accordance with the System Company's established payroll practices. If Employee should die during the term of this Agreement, the amount of any monthly base salary that was earned by Employee prior to his death but not yet paid to Employee shall be paid to Employee's estate.

4.Supplemental Benefits.

   (a) Non-Statutory Stock Options. Subject to the terms and conditions of this Agreement, including but not limited to the forfeiture provisions set forth in Sections 6 and 7 of this Agreement, Employee is granted, under the Equity Ownership Plan of Entergy Corporation and Subsidiaries ("EOP") and as of the effective date of this Agreement, the right ("Options") to purchase TWO HUNDRED THOUSAND (200,000) shares of common stock of Entergy Corporation, $0.01 par value per share ("Common Stock"), at an exercise price of $30.4375 per share ("Exercise Price"). Notwithstanding any vesting provisions applicable with respect to other option grants under the EOP, as may be amended from time to time, the Options described under this Section 4(a) that are granted to Employee under the EOP shall vest at the rate of 20% on each Vesting Anniversary Date set forth below and shall not be accelerated in the event of Employee's termination of employment or retirement prior to February 1, 2004, except as the EOP may otherwise allow on account of Employee's permanent disability under a Company-sponsored long term disability plan. Except as otherwise provided in Section 7 (in the event of a Change of Control), if Employee's employment with all System Companies is terminated prior to February 1, 2004, for any reason (including, but not limited to, voluntary or involuntary termination, death, or retirement) or if for any other reason set forth in Section 6 or 7 of this Agreement a forfeiture of benefits occurs, any Options in which Employee has not yet vested at the time of such termination or breach shall be forfeited by Employee.

      Number of Options Vested    on   Vesting Anniversary Date
               40,000                     February 1, 2000
               40,000                     February 1, 2001
               40,000                     February 1, 2002
               40,000                     February 1, 2003
               40,000                     February 1, 2004

       The Options granted under the EOP and in accordance with the terms of this Section 4(a) shall have an exercise period that ends 10 years from the date of grant (i.e.,
       July 29, 2009).   An Option may not be exercised,
       however, before the Vesting Anniversary Date on which the Option vests. If Employee should die prior to exercising some or all of the Options in which he became vested prior to his death, such Options shall be exercisable by Employee's legatees or heirs in accordance with the terms and conditions of the EOP.

   (b) Supplemental SERP Benefit. If Employee satisfies all of the provisions of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, as amended and restated effective December 4, 1998 ("SERP") necessary for SERP benefits to be payable to, or on behalf of Employee, then Employee shall be entitled to have his SERP benefits supplemented by this Agreement and this paragraph of this Subsection 4(b) of this Agreement shall govern the calculation of the Supplemental SERP Benefit. The supplemental benefits provided for by this Agreement ("Supplemental SERP Benefit") in combination with (i) the benefits provided under the SERP and (ii) the benefits provided Employee pursuant to the Retirement Agreement entered into between Employee and Entergy Operations, Inc. on May 23, 1997, but effective July 26, 1996, shall provide the benefits (i.e., retirement benefits, survivor benefits, or pre-retirement death benefits) that would have been payable to Employee (or Employee's Joint Annuitant or Beneficiary in the event of Employee's death) from (i) and (ii) above if the terms of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries as in effect immediately prior to March 25, 1998 ("Prior SERP") had remained in effect.

       Notwithstanding any other Section or Subsection of this Agreement to the contrary, and unless otherwise specifically set forth in this paragraph 4(b) of this Agreement, the terms of the SERP shall govern all other aspects of the Supplemental SERP Benefit provided under this Agreement, including the forms of Supplemental SERP Benefit payments available to Employee and the forfeiture of such Supplemental SERP Benefits.

       The Change of Control provisions set forth in Section 7 of this Agreement, rather than those set forth in the SERP, shall govern the Supplemental SERP Benefit provided under this Agreement.

       Employee's Beneficiary for purposes of any Supplemental
       SERP Benefit payable to a Beneficiary in accordance with the terms of this Agreement shall be Employee's
       "Beneficiary" under the SERP.

       Employee expressly agrees that neither he nor any other person nor entity shall look to any other person nor entity (including the employee benefit plans of Entergy Corporation and its subsidiaries) other than the System Company with which Employee is last employed on or before his retirement, death, disability, or other termination of employment ("Employer") for payment of the Supplemental SERP Benefit. Employee or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Employer set forth herein. Nothing in this Agreement shall be construed to give Employee or any such person or entity a right, title, interest, or claim in or to any specific assets, fund, reserve, account or property of any kind whatsoever, owned by the Employer or in which the Employer may have any right, title or interest now or in the future, or in any contract, asset, reserve, account, property or fund created or maintained to support the employee benefit plans of Entergy Corporation and its subsidiaries. However, Employee or any such person or entity shall have the right to enforce his claim against the Employer in the same manner as any other unsecured creditor of the Employer.

       Nothing stated herein shall prohibit Company or the Employer from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that Employee shall have with respect to any such trust or other fund shall be governed by the terms thereof.

       Notwithstanding any provisions of this Section 4(b) to the contrary, within thirty (30) days following the date of a Change of Control, as defined in Section 7 of this Agreement, the Employer shall make a single irrevocable lump sum contribution to the Trust for Deferred Payments of Entergy Corporation and Subsidiaries ("Trust") pursuant to the terms and conditions described in such Trust. Such contribution shall be in an amount equal to the present value of the Employee's Supplemental SERP Benefit calculated in accordance with Section 4(b) of this Agreement as of the date of any such Change of Control, which calculation shall assume that Employee satisfied the employment service requirement of such Section. The present value of Employee's Supplemental SERP Benefit shall be determined using the interest and mortality factors set forth in the Entergy Corporation Retirement Plan for Non-Bargaining Employees. Notwithstanding the foregoing provisions of this Section 4(b) to the contrary, the Employer may make contributions to the Trust prior to a Change of Control in such amounts as it shall determine in its complete discretion. The Trust is intended as a "grantor" trust under the Internal Revenue Code and the establishment and funding of such Trust is not intended to cause Employee to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

   (c) Change of Control Benefit. In the event a Change of Control Period (as described in Section 7) commences during the term of Employee's employment under this Agreement, and during such Change of Control Period Employee either (1) is involuntarily terminated from employment other than for Cause, (2) voluntarily terminates from employment for Good Reason, or (3) loses his status as a full officer of Entergy Corporation or is demoted from the position he held with a System Company immediately prior to the Change of Control Period, Employee shall be entitled to a single-sum payment equal to the lesser of (i) the product of 2.99 times the sum of the Employee's final annual base salary from his Employer plus the Employee's target annual bonus under the Executive Annual Incentive Plan of Entergy Corporation and Subsidiaries (including the amount, if any, Employee defers under any non-qualified deferred compensation arrangement, cash or deferred arrangement qualified under
       Section 401(k) of the Code, and under any cafeteria plan under Section 125 of the Code) for the year immediately preceding the year in which the Change in Control occurs, or (ii) the maximum single-sum payment that may be made by the Employer to Employee without triggering the nondeductibility provisions and excise tax provisions of Sections 280G and 4999, respectively, of the Code (after taking into account any other amounts in connection with this Agreement that are required to be considered for purposes of Section 280G of the Code). Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment pursuant to this Section 4(c) would be subject to the excise tax imposed by Section 4999 of the Code, the payment shall be reduced (but not below zero) if and to the extent necessary so that no payment to be made to Employee under this Agreement shall be subject to the excise tax.

   (d) Remaining Benefits. The benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any Company or System Company sponsored employee benefit plans in which Employee may already participate (including any supplemental credited service agreements associated with such plans and to which Employee may already be a party), and Employee's eligibility to participate in any such qualified employee benefit plans, non-qualified employee benefit plans, and welfare benefit plans, shall continue to be determined in accordance with the terms and conditions of such plans, as may be amended from time to time.

5.Withholding. A System Company shall have the right to require Employee to remit to it, or to withhold from other amounts payable to Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

6.Termination. Employee shall forfeit all remaining compensation and all benefits otherwise payable to Employee under this Agreement, except for Employee's right to exercise any Options under Section 4(a) which have already vested and except as otherwise provided under Section 4(b) with respect to the Supplemental SERP Benefit, if Employee:

     (a)  voluntarily resigns his employment with Entergy
          Services, Inc. or other current System Company employer
          (other than for the purpose of transferring to another
          System Company) prior to February 1, 2004;

     (b) is terminated by a System Company for Cause, which termination shall be immediately effective upon the giving of written notice thereof to Employee, or at such later time as the notice may specify. Termination for Cause shall include, but not be limited to:

       (1) a material violation by Employee of any agreement between Employee and any System Company;


       (2) a material violation of the employer-employee relationship existing between Employee and a System Company, including without limitation, a violation of Section 8 (Covenant Not to Compete) or Section 9 (Confidentiality), moral turpitude, theft or defalcation; or

       (3) a material failure by Employee to perform the services required of him by any agreement between Employee and any System Company, or, if there is no such agreement, a material failure by Employee to perform the reasonable, customary services of an employee holding the type of position he holds prior to any Change of Control Period as defined in
            Section 7 of this Agreement;

7.Change of Control. Notwithstanding any provision in this Agreement to the contrary, this Section shall apply in the event of a Change of Control, as defined herein:

  (a) For purposes of this Agreement, the term "Change of Control" shall mean:

       (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50 percent or more of either the outstanding shares of common stock or the combined voting power of Entergy Corporation's then outstanding voting securities entitled to vote generally;

       (2) the approval by the stockholders of Entergy Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Entergy Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding securities;

       (3) a liquidation or dissolution of Entergy Corporation or of the sale of all or substantially all of its assets; or

       (4) any change in the composition of the Board of Directors of Entergy Corporation resulting in a majority of the directors at any given point in time not constituting a majority two years' hence provided, that in making such determination, directors who were elected by or on the recommendation of such present majority shall be excluded.

   (b) If there should occur a Change of Control and if, within the period commencing ninety (90) days prior to and ending twenty-four (24) calendar months following such Change of Control ("Change of Control Period"), Employee
       (1) is involuntarily terminated from employment other than for Cause as defined in Section 6 of this Agreement,
       (2) voluntarily terminates from employment for Good Reason, as defined in Section 7(c) below, or (3) loses his status as a full officer of Entergy Corporation or is demoted from the position he held with a System Company immediately prior to the Change of Control Period ("Demotion"), Employee shall be entitled to immediate payment of the single-sum amount determined under Section 4(c) of this Agreement, and shall also, subject only to the risk of forfeiture set forth below, fully vest in the Options granted under Section 4(a) of this Agreement and the Supplemental SERP Benefit granted under Section 4(b) as of the date of any such termination or Demotion, which calculations shall assume that Employee satisfied the full employment service requirement of this Agreement, and no amendment or termination of this Agreement shall reduce such vested benefit. In the event of any such termination of employment during the Change of Control Period or a termination of employment, including termination as a result of death, after a Demotion during the Change of Control Period, Employee's benefits under
       Section 4 (b) shall commence as of the first day of the month in which the Employee's SERP benefit commences.

   (c) For purposes of this Agreement, the term "Good Reason" means the occurrence, without Employee's express written consent, of any of the following events during the Change of Control Period:

        (1) The assignment of Employee to duties materially inconsistent with Employee's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an officer of Entergy Corporation, or a reduction or alteration in the nature or status of Employee's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to a Change of Control, other than an insubstantial and inadvertent act that is remedied by Company or any System Company promptly after receipt of notice thereof given by Employee and other than any such alteration primarily attributable to the fact that Entergy Corporation may no longer be a public company;

        (2) Requiring Employee to be based at a location outside of the continental United States and other than his primary work location as it existed on the date ninety (90) days prior to a Change of Control, except for required travel on business of Company or any System Company to an extent substantially consistent with Employee's present business obligations;

        (3) A reduction in Employee's annual base salary (i.e., Employee's regular annual cash earnings from all System Companies, exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, the Employee elects to defer under: (i) a cash or deferred arrangement qualified under Code Section 401(k); (ii) a cafeteria plan under Code Section 125; (iii) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and (iv) any other nonqualified deferred compensation plan, agreement, or arrangement in which the Employee may hereafter participate or be a party thereto) from the Employee's annual base salary for the calendar year immediately preceding the calendar year in which occurs the Change of Control;

        (4) The failure of Company or any System Company to continue in effect any of their short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which Employee participates, or the failure by Company or any System Company to continue the Employee's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Employee's parti cipation relative to other Employees, as existed immediately prior to a Change of Control;

       (5) The failure of Company or any System Company to obtain a satisfactory agreement from any successor to Company to assume and agree to perform this Agreement; and

       (6) Any purported involuntary termination of Employee's employment that is not affected pursuant to a written notice of termination which acknowledges Employee's rights under this Agreement and reasonable detail setting forth the facts and circumstances claimed to provide the basis upon which Employee's employment is being terminated. Absent such notice, for purposes of this Agreement, no such purported termination shall be effective.

        Employee's right to terminate employment for Good Reason shall not be affected by Employee's incapacity due to physical or mental illness. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

  (d) The benefits that become payable or in which Employee vest solely upon a Change of Control shall nonetheless be subject to forfeiture upon the occurrence of any of the following events:

        (1) if Employee engages in any employment (without the prior written consent of the System Company employing him) either individually or with any person, corporation, governmental agency or body, or other entity in competition with, or similar in nature to, any business conducted by any System Company at any time within the ten year period commencing upon termination of employment; or

       (2) if Employee shall divulge, communicate or use to the detriment of any System Company, or use for the benefit of any other person or entity, or misuse in any way, any confidential or proprietary information or trade secrets of any System Company, or engage in any activities that are contrary to the best interests of any System Company.

   (e) Notwithstanding anything stated above to the contrary, an amendment to, or termination of, this Agreement following a Change of Control shall not reduce the level of benefits accrued under this Agreement through the date of any such amendment or termination. In no event shall Employee's benefit accrued under this Agreement following a Change of Control be less than the benefit accrued by Employee under this Agreement immediately prior to the Change of Control Period.

8.Covenant Not to Compete.  During the 2-year period following
  Employee's retirement or other termination of employment with his Employer, Employee agrees that, without the specific written consent of the Chief Executive Officer of Entergy Corporation, he will not take employment nor engage in any business with any person, corporation, governmental agency or body or other entity in competition with, or similar in nature to, any System Company ("Competing Employer"). This restriction shall extend to any Competing Employer located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such 2-year period. The Employee recognizes that irreparable injury will result to the System Companies in the event of any breach by the Employee of this covenant not to compete.

9.Confidentiality. During his employment and for 5 years thereafter, other than as authorized by a System Company or as required by law or as necessary for him to perform his duties, Employee shall not disclose to any person or entity any non-public data or information concerning any System Company. Disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that Employee gives the System Company immediate notice of any such subpoena or request and fully cooperates with any action by System Company to object to, quash, or limit such request.

10.Injunctive Relief. In the event of any breach or threatened breach of Sections 8 or 9 of this Agreement by Employee, Employee shall forfeit all benefits otherwise payable to Employee under this Agreement, and any System Company shall be entitled to an injunction, without bond, restraining Employee from violating the provisions of such Sections, in addition to any other relief to which the System Company may be entitled.

11.Proprietary Rights. Employee agrees to and hereby does assign to any System Company employing him all his rights in and to all inventions, business plans, work models or procedures, whether patentable or not, which are made or conceived solely or jointly by him at any time during his employment or with the use of any System Company time and materials. Employee will disclose to such System Company all facts known to him concerning such matters and, at the System Company's expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting System Company in title to, such matters.

12.Representations and Warranties. Employee represents and warrants that he is under no restriction or obligation inconsistent with the execution of this Agreement or the performance of his obligations hereunder and knows of no reason why his performance under this Agreement should be hindered in any way.

13.Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the third business day after being deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed otherwise by any party in accordance with the notice provisions of this Section:

If to a System Company, addressed in care of:     with copy to:

   Michael G. Thompson, Esq.                    Gary C. Clary
   General Counsel                              Senior Vice-President, Human
   639 Loyola Avenue, 26th Floor                Resources and Administration
   New Orleans, LA 70113                        639 Loyola Avenue, 14th Floor
                                                New Orleans, LA 70113


     If to Employee, addressed as follows:

     Donald C. Hintz
     112 Suncrest Place
     Brandon, Mississippi 39047

14.Binding Agreement.  This Agreement is binding upon Employee,
  Company, and his and its successors, agents, heirs or assigns.

15.Nonassignability. This Agreement or the right to receive benefits hereunder may not be assigned, encumbered or alienated by the Employee in any manner. Any attempt to so assign, encumber or alienate shall constitute a material violation of this Agreement within the meaning of Section 6 of the Agreement, and will be immediate grounds for terminating Employee's employment for Cause.

16.Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Louisiana and the United States of America.

17.Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.Modifications and Waivers. This Agreement contains the entire understanding between Company and Employee relating to Employee's employment, unless otherwise specifically provided.
  No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

19.Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in the presence of the undersigned witnesses.

WITNESSES:                         EMPLOYEE:


_______________________________
                                   DONALD C. HINTZ




WITNESSES:                         ENTERGY CORPORATION,
                                   BY ITS DULY AUTHORIZED AGENT:


___________________________________
                                       J. WAYNE LEONARD
                                       Chief Executive Officer,
______________________________         Entergy Corporation